Exhibit 99.1

PENN TREATY AMERICAN CORPORATION ANNOUNCES NEW BOARD CHAIRMAN

Allentown, PA: October 22, 2007: Penn Treaty American Corporation (NYSE: PTA-News) today announced that the Chairman of its Board, Gary Hindes, resigned effective October 19, 2007. Mr. Hindes is a Managing Director at Deltec Asset Management where he oversees the firm’s distressed securities operations. A new investor in one of the private investment funds which Mr. Hindes manages at Deltec has required that he not serve on any public company board or committee.

Mr. Hindes stated that “It has been a great honor and my pleasure to serve as Chairman of the Board of Penn Treaty. I have every confidence in the Penn Treaty management and in my colleagues on the Board to guide the Company as it moves forward. I will continue to be a Penn Treaty shareholder and policyholder.”

Mr. Hindes joined the Board in 2002 and became non-executive Chairman in 2003. During his tenure, the Company has significantly enhanced its capital position through offerings of convertible debt securities, all of which were converted in 2005, so that the Company is now debt-free. Under his leadership, the Company was successful in completing a number of significant steps of its corrective action plan.

The Board has chosen Eugene Woznicki to succeed Mr. Hindes. Mr. Woznicki joined the Penn Treaty Board in 2005 and is currently the Chairman of Penn Treaty’s Marketing and Nominating/Corporate Governance Committees. He also sits on the Company’s Executive Committee and Compensation Committee. Mr. Woznicki currently serves as President of North American Life Plans, LLC, which is a marketing company specializing in the development and distribution of products, including long-term care insurance, that fill the financial needs of the senior market. North American Life Plans is a licensed marketing organization for Penn Treaty’s insurance company subsidiaries. Mr. Woznicki has over 30 years’ experience as a senior executive in a varied number of industries and disciplines, including 20 years in the long-term care insurance industry. Mr. Woznicki also serves as a director of Financial Industries Corporation (FNIN.PK), a Texas domiciled public company that markets and underwrites individual life insurance products. Mr. Woznicki also serves as the Chairman of Financial Industries’ Compensation and Marketing Committees.

Mr. Woznicki stated, “Under Mr. Hindes’ leadership, the Company has met and dealt with some significant challenges. We regret that he is resigning and wish him every success. I am honored that the Penn Treaty Board has chosen me to succeed Mr. Hindes. As the leading long-term care insurance carrier that serves the physically impaired niche of the industry, I believe Penn Treaty has an extremely bright future. I look forward to serving the Company in this new position.”

Source: Penn Treaty American Corporation

Contact: Cameron Waite, Executive VP, Strategic Operations

cwaite@penntreaty.com
800.222.3469